Exhibit 99.1

FENNEC ANNOUNCES $5.0 MILLION PRIVATE PLACEMENT OF COMMON SHARES BY SIGMA TAU FINANZIARIA

Research Triangle Park, NC, April 8, 2016 – Fennec Pharmaceuticals Inc. (TSX: FRX, OTCQB: FENCF) (the “Company” or “Fennec”), a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced chemotherapy ototoxicity in pediatric patients, announced today that it intends to complete a non-brokered private placement (the “Offering”) of 2,631,579 common shares for gross proceeds of US$5,000,000. The common shares of the Company (the “Shares”) will be issued at a price of US$1.90 per Share. The current number of outstanding Shares, without giving effect to the Offering, is 11,006,988.

“We look forward to the future development of STS and the potential benefits it may provide to children treated with chemotherapeutic platinum agents. We eagerly await the results of SIOPEL 6, which may establish STS as an important therapy in reducing hearing loss. Sigma Tau Finanziaria remains committed to making new drugs available for rare diseases, where there is currently an unmet medical need.” said Mario Artali, President of Sigma Tau Finanziaria SpA (together with its associates, “Sigma Tau Finanziaria”).

“We are very pleased to welcome Sigma Tau Finanziaria as a major investor in Fennec,” said Dr. Khalid Islam, Chairman of Fennec. “Sigma Tau Finanziaria has an impressive historical track record of partnering and investing in the development and commercialization of several compounds, including my experience with defibrotide at Gentium.”

“We believe this investment not only strengthens our balance sheet, but validates the available clinical data and our development approach to STS” said Rosty Raykov, CEO of Fennec. “Sigma Tau Finanziaria brings extensive expertise and success in pediatric oncology and rare disease drug development, which will be of great benefit to Fennec.”

Closing of the Offering is anticipated to occur in two tranches: (i) the first, representing gross proceeds of US$2,076,373.20 on April 8, 2016 and (ii) the second, representing gross proceeds of US$2,923,626.90 within two business days after the Toronto Stock Exchange (the “TSX”) has confirmed that it has no objections to the personal information form submitted in connection with the Offering (as discussed in greater detail below), and the closing is subject to approval of the TSX. The issue price of the Shares represents approximately an 11% premium on the market price of the Shares on the date of a binding agreement, as defined by the TSX. Securities issued will be subject to a hold period, which will expire four months plus one day from the date of closing. To the knowledge of the Company, Sigma Tau Finanziaria does not own, directly or indirectly, any Shares.

It is anticipated that the net proceeds of the Offering will be used by the Company for the development of STS and general working capital purposes.

The Offering has been negotiated at arm’s length. In connection with the Offering, it is expected that:

●	On the first closing, which is expected to occur on or about April 8, 2016, Sigma Tau Finanziaria will purchase 1,092,828 Shares.
●	On the second closing, which is expected to occur within two business days after the TSX has confirmed that it has no objections to the personal information form submitted in connection with Sigma Tau Finanziaria’s investment in the Company, Sigma Tau Finanziaria will purchase 1,538,751 Shares.

●	Following the first closing, Sigma Tau Finanziaria would hold 9.03% of the issued and outstanding Shares.
●	Following the second closing, together with existing holdings, Sigma Tau Finanziaria would hold an aggregate of 19.30% of Shares.
●	Sigma Tau Finanziaria will become a new insider of the Company, as that term is defined in applicable Canadian securities laws.

About Sigma Tau Finanziaria

Sigma Tau Finanziaria is an investment holding company with recognized experience in the rare diseases sector, employing approximately 200 people in its subsidiaries in the UK, the US, Switzerland and Germany and achieving around 60% of its turnover in the United States and 40% in the rest of the world.

Its product portfolio includes:

Treatments of Metabolic and Genetic Disorders

▪	Adagen
▪	Chenodeoxycholic acid
▪	Cystaran
▪	Carnitor in North America only

Cancer Treatments

▪	Natulan/Matulane
▪	Depocyt

In addition, the further development of the business can count on a pipeline of life cycle management of the above products and a number of R&D innovative technological platforms (ST-206 probiotic indicated for neonatal pathologies and heparanase inhibitors in multiple myeloma and other indications).

In addition to the commitment in the treatment and in the care of rare diseases, Sigma Tau Finanziaria holds qualified equity investments in listed and unlisted companies in the traditional pharmaceutical sector and in the rare diseases sector.

About Sodium Thiosulfate (STS)

Cisplatin and other platinum compounds are essential chemotherapeutic components for many pediatric malignancies.  Unfortunately, platinum-based therapies cause hearing loss or ototoxicity in many patients, and are particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe there is estimated that 10,000 children are diagnosed with local cancers that may receive platinum based chemotherapy.   Localized cancers have overall survival rates of greater than 80%, further emphasizing the importance of quality of life after treatment. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, but it affects at least 60% of the patients. Many of these children require lifelong hearing aids and technically difficult and sub-optimal cochlear (inner ear) implants that have been shown to provide some marginal benefit. Post platinum exposure, infants and young children at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

STS has been studied by cooperative groups in two Phase 3 clinical studies of reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies are closed to recruitment. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced chemotherapy ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. For more information, please visit www.fennecpharma.com.

Forward-Looking Statement Disclaimer

Except for historical information described in this press release, all other statements are forward-looking, including statements or assumptions about the size, timing and completion of the proposed private placement, regulatory approvals, anticipated use of proceeds and any other statements regarding the Company’s objectives (and strategies to achieve such objectives), future expectations, beliefs, goals or prospects. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that one or more of the definitive agreements for the proposed transactions is terminated in accordance with its terms or otherwise; that the conditions precedent to the completion of the transactions are not satisfied or waived by the applicable party; that the approval of the TSX is not obtained; that a material adverse change occurs in respect of the Company; that the private placement is not completed in the contemplated time period; that regulatory and guideline developments may change; that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals; that clinical results may not be replicated in actual patient settings; that protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors; that the available market for the Company’s products will not be as large as expected; that the Company’s products will not be able to penetrate one or more targeted markets; that revenues will not be sufficient to fund further development and clinical studies; that the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2015. Fennec Pharmaceuticals Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144